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                       AMENDED CERTIFICATE OF DESIGNATION
                           OF SERIES D PREFERRED STOCK
                                       OF
                             OBJECTSOFT CORPORATION

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                      -------------------------------------

It is hereby certified that:

         1. The name of the corporation is ObjectSoft Corporation, a Delaware corporation (hereinafter the "Company").

         2. The Certificate of Designation of Series D Preferred Stock of the Company was filed with the Secretary of State of Delaware on December 29, 1998.

         3. No shares of Series D Preferred Stock have been issued.

         4. The Certificate of Designation of Series D Preferred Stock of the Company is hereby amended by deleting Section 5(b)(iii) of the resolution adopted by the Board of Directors of the Company and substituting the following new Section 5(b)(iii):

                           "(iii) for  purposes  hereof,  the term  "Closing Bid
                  Price" shall mean the closing bid price for the Common Stock as quoted by Bloomberg, LP and the term "Maximum Price" shall mean $2.03; and"

         5. The Certificate of Designation of Series D Preferred Stock of the Company is hereby further amended by adding "(a)" to the beginning of the existing paragraph of Section 11 of the resolution adopted by the Board of Directors of the Company and by adding to the end of said Section 11 the following new paragraph:

                           "(b) On each Conversion Date, the number of shares of
                  Common Stock underlying the Series D Preferred Stock to be issued to each holder (not including the outstanding shares of Series D Preferred Stock or the unissued shares of Common Stock underlying the Series D Preferred Stock not to be issued on such Conversion Date) will not exceed the number of such shares which, when aggregated with all other shares of Common Stock then owned of record by such holder, would result in such holder owning more than 9.99% of all of such Common Stock as would be outstanding on such Conversion Date. The foregoing limitation shall not apply in the event of an automatic conversion pursuant to subparagraph 5(c)."


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         6.  The  amendment  to the  Certificate  of  Designation  of  Series  D
Preferred Stock herein certified has been duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.


Signed as of December 30, 1998

                                                  ObjectSoft Corporation


                                                  By: /s/ David E.Y. Sarna
                                                      --------------------------
                                                      David E.Y. Sarna, Chairman



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